O’SULLIVAN CEO TAKES MEDICAL LEAVE OF ABSENCE;
CFO WALTERS NAMED INTERIM CEO

ROSWELL, Ga., November 1, 2005 – O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK) today said that President and Chief Executive Officer Robert S. Parker is taking a temporary medical leave of absence. The company’s board of directors has named Executive Vice President and Chief Financial Officer Rick Walters to serve as interim CEO until such time as Mr. Parker is able to return to work.

The announcement was made by Charles Macaluso, who was recently named chairman of the O’Sullivan board of directors. He expressed the board’s full confidence in Mr. Walters, and he noted that the board is confident that the company is on track with the operation of its business and that the company will continue to make appropriate progress toward a financial reorganization.

Mr. Walters joined O’Sullivan Industries as CFO in June 2004 from Newell Rubbermaid, where he had served as group vice president and CFO of the company’s Sharpie/Calphalon Group since 2001. Prior to that, he held senior management positions with two other Newell Rubbermaid business units going back to 1996.

About O’Sullivan Industries

O’Sullivan has been in business since 1954. The company designs, manufactures and distributes ready-to-assemble furniture and related products, including a growing line of desks, computer work centers, home entertainment centers, bookcases, shelving, stands for televisions and audio equipment, bedroom furniture pieces, garage storage units and commercial furniture. The majority of O’Sullivan products are sold through large retailers and office supply stores. O’Sullivan employs approximately 1,300 people, primarily at production facilities in Lamar, Missouri, and South Boston, Virginia. The company has its headquarters in the Atlanta suburb of Roswell. On Friday, October 14, 2005, O’Sullivan Industries Holdings, Inc., and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.

Safe Harbor Statement

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s ability to maintain adequate liquidity and to operate pursuant to the terms of its DIP credit agreement; O’Sullivan’s ability to obtain court approvals with respect to motions in the Chapter 11 proceedings; O’Sullivan’s ability to prosecute, confirm and consummate a plan of reorganization; O’Sullivan’s ability to obtain and maintain normal terms with vendors and service providers; O’Sullivan’s ability to fund and execute its business plan; O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders; as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Kevin McCarthy
Vice President, Human Resources – 866-289-1880